Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 27, 2017

Relating to Preliminary Prospectus Supplement dated June 27, 2017 to Prospectus dated March 31, 2017

Registration Nos. 333-217081 and 333-217081-01

REGENCY CENTERS, L.P.

3.600% Notes Due 2027

Pricing Term Sheet

Issuer:	Regency Centers, L.P.

Security:	3.600% Notes due 2027 (the “2027 Notes”)

Guarantee:	Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest of the Notes.

Expected Ratings (Moody’s / S&P / Fitch)*:	[Intentionally Omitted]

Principal Amount:	$175,000,000

Coupon (Interest Rate):	3.600% per annum

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2017

Maturity:	February 1, 2027

Denominations:	$2,000 x $1,000 in excess thereof

Price to Public:	100.379% of principal amount, plus accrued interest from, and including, January 26, 2017 to, but excluding, the date of settlement, totaling $2,695,000.

Trade Date:	June 27, 2017

Settlement Date:	T+3; June 30, 2017

Net Proceeds:	$174,525,750 (after deducting underwriting discount and before expenses associated with the transaction and excluding $2,695,000 payable to us in respect to accrued interest from, and including, January 26, 2017 to, but excluding, the date of settlement).

Optional Redemption Provision:	In full or in part at any time, prior to November 1, 2026 (“Par Call Date”), make whole call based on U.S Treasury plus 20 bps to the Par Call Date, and, on or after the Par Call Date, redeemable at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Benchmark Treasury:	2.375% due May 15, 2027

Spread to Benchmark Treasury:	+135 bps

Benchmark Treasury Price / Yield:	101-17 / 2.202%

Re-Offer Yield:	3.552%

CUSIP / ISIN:	75884R AV5 / US75884RAV50

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

PNC Capital Markets LLC

Regions Securities LLC

Mizuho Securities USA LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Comerica Securities, Inc.

REGENCY CENTERS, L.P.

4.400% Notes Due 2047

Pricing Term Sheet

Issuer:	Regency Centers, L.P.

Security:	4.400% Notes due 2047 (the “2047 Notes”)

Guarantee:	Regency Centers Corporation, the general partner of Regency Centers, L.P., will guarantee the payment of principal and interest of the Notes.

Expected Ratings (Moody’s / S&P / Fitch)*:	[Intentionally Omitted]

Principal Amount:	$125,000,000

Coupon (Interest Rate):	4.400% per annum

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2017

Maturity:	February 1, 2047

Denominations:	$2,000 x $1,000 in excess thereof

Price to Public:	100.784% of principal amount, plus accrued interest from, and including, January 26, 2017 to, but excluding, the date of settlement, totaling $2,352,777.78.

Trade Date:	June 27, 2017

Settlement Date:	T+3; June 30, 2017

Net Proceeds:	$124,886,250 (after deducting underwriting discount and before expenses associated with the transaction and excluding $2,352,777.78 payable to us in respect to accrued interest from, and including, January 26, 2017 to, but excluding, the date of settlement).

Optional Redemption Provision:	In full or in part at any time, prior to August 1, 2046 (“Par Call Date”), make whole call based on U.S Treasury plus 25 bps to the Par Call Date, and, on or after the Par Call Date, redeemable at 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Benchmark Treasury:	3.000% due February 15, 2047

Spread to Benchmark Treasury:	+160 bps

Benchmark Treasury Price / Yield:	105-00 / 2.752%

Re-Offer Yield:	4.352%

CUSIP / ISIN:	75884R AW3 / US75884RAW34

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

PNC Capital Markets LLC

Regions Securities LLC

Mizuho Securities USA LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Comerica Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer underwriters participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Well Fargo Securities, LLC at 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com or by calling SunTrust Robinson Humphrey, Inc. at 1-800-685-4786 or by emailing STRHdocs@SunTrust.com or by calling US Bancorp Investments, Inc. at 1-877-558-2607.